EXHIBIT 99.2

State Bancorp, Inc. Announces Agreement for Exchange of Outstanding
$10 Million Debt for New Equity and a Major Disposition Strategy for
Low Quality Commercial Loans

Jericho, N.Y., November 30, 2009 - State Bancorp, Inc. (the “Company”) (NASDAQ–STBC), parent company of State Bank of Long Island (the “Bank”), today announced two separate strategic actions that are each designed to aggressively position the Company for 2010 and beyond.

In the first initiative, the Company reported that it will retire its outstanding 8.25% subordinated notes with an aggregate principal balance of $10 million issued in 2006 and due to mature in 2013. In exchange for the subordinated debt and accrued interest, the Company will issue 1,656,600 shares of its common stock in a privately negotiated transaction with four major institutional investors at an effective price of $6.50 per share. This transaction will further bolster the Company’s already strong capital position and remove expensive debt from the capitalization structure. The net effects of this exchange will be an increase in the Company’s tangible common equity of $11 million and an $825,000 annual reduction in ongoing interest expense related to the retired subordinated notes. The investors participating in the exchange are Endicott Management Company, Sandler O’Neill Asset Management, PRB Investors, L.P., and funds affiliated with Northaven Management, Inc. The exchange is scheduled to close on or about December 1, 2009.

In the second initiative, the Company announced that it is in the final stages of liquidating certain non-performing and higher risk legacy loans, including a $20 million bulk loan sale closed on November 19, 2009 which resulted in a loss of $11 million. The bulk loan sale is part of a larger fourth quarter strategy of aggressively liquidating certain problem loans, which is expected to include additional bulk portfolio and individual loan sales, loan modifications or similar liquidation strategies.  It is anticipated that the combined 2009 fourth quarter full impact of this troubled loan liquidation strategy (including the $20 million sale) will result in the disposition of approximately $55 million original principal balance loans and an expected aggregate pre-tax charge of approximately $17 million, thereby generating an operating loss for the quarter ending December 31, 2009.  The Company further anticipates that this strategy will result in the final disposition of many of its most difficult loans including the majority of its non-performing loans which totaled $35 million at September 30, 2009.  All of the transactions described above have been for cash.

Commenting on these strategic initiatives, President and CEO Thomas M. O’Brien stated, “Over the past several months we have been investigating alternatives to accelerate the financial repositioning of our balance sheet in an effort to create clearer earnings visibility for 2010 and beyond.  In this analysis, it became clear that certain weak legacy credits and high cost debt stood in the way of realizing the Company’s potential.  Accepting the fact that an immediate disposition of poorly performing loans would carry a high cost, we modeled the cost-benefit outcomes of these initiatives.  The costs, while not insignificant in the short term, are quickly eclipsed by the transformative impact of a large scale liquidation and subordinated debt retirement.  These conclusions were consistently validated throughout our deliberate analytical approach.”

“We are certainly delighted to have Endicott Management Company, Sandler O’Neill Asset Management, PRB Investors, L.P., and Northaven Management increase their ownership and for their vote of confidence in our Company’s future. We share their positive outlook and enthusiasm for our business model and appreciate their expanded investment in our Company.   I believe that the reputation of these investors validates these strategic actions conclusively.”

“As those who follow the Company and our public statements know, over the course of the past two years we have successfully upgraded the quality of our lending personnel, strengthened our underwriting policies and practices, and added seasoned commercial bankers to our organization. We are not in favor of expending valuable financial and management resources to nurse troubled loans over protracted timeframes and believe that directly confronting these situations and liquidating our position is ultimately in the best interests of our shareholders. We are convinced that the many uncertainties present in problem loans create a drag on both the Company’s profitability and valuation.  Uncertainty as to loan quality and valuation has depressed most banking company stocks for the past two years; our Company included.  While in the short-term this disposition is painful, the end result is a company well situated from a credit standpoint to enter 2010 in a very strong position to capitalize on growing business opportunities. Additionally, the Company and its subsidiary, State Bank of Long Island, will continue to have capital ratios that remain significantly in excess of the highest “well capitalized” regulatory standard We are hopeful that the long-term market valuation of the Company will improve on both a relative and absolute basis as investors become aware of the finality with which we have attacked these loans and the clarity it now provides to our long-term value proposition.”

“While some of these actions will result in a significant fourth quarter 2009 charge to earnings, together they represent important strategic steps toward reducing balance sheet risk and will position the Company to concentrate its resources for long term profitability. Additionally, the resultant improvement in our capital structure further bolsters our already strong capital base and will enhance our ability to take advantage of what I believe are attractive opportunities ahead, including organic franchise expansion or potential acquisitions.”

Corporate Information
State Bancorp, Inc. is the holding company for State Bank of Long Island. In addition to its seventeen branches located in Nassau, Suffolk, Queens and Manhattan, the Bank maintains its corporate headquarters in Jericho. The Bank has built a reputation for providing high-quality personal service to meet the needs of our diverse customer base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities and consumers. The Bank maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

Forward-Looking Statements and Risk Factors
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan," "project," "is confident that," and similar expressions are intended to identify forward-looking statements. The forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in: market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan or investment portfolios, demand for loan products, demand for financial services in the Company's primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing and services and those risks detailed in the Company's periodic reports filed with the SEC. Investors are encouraged to access the Company's periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Contacts:
Brian K. Finneran, Chief Financial Officer
516-465-2251
bfinneran@statebankofli.com

Anthony J. Morris, Chief Marketing &
Corporate Planning Officer
516-495-5098
amorris@statebankofli.com